Exhibit 2.1



                            STOCK PURCHASE AGREEMENT


                                  BY AND AMONG



                       CONTINENTAL ELECTRONICS CORPORATION


                                       AND

                            DAIMLER-BENZ AEROSPACE AG




                               September 26, 1995

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                               TABLE OF CONTENTS


                                                                        PAGE

I.       PURCHASE  AND  SALE  OF  STOCK......................................1
         1.1      Purchase and Sale of Stock.................................1
I.      PURCHASE  PRICE......................................................2
         2.1      Purchase Price.............................................2
         2.2      Closing Balance Sheet......................................3
         2.3      Intercompany Accounts......................................6
II.     REPRESENTATIONS,  WARRANTIES  AND  CERTAIN  COVENANTS................7
         3.1      Representations, Warranties and Certain Covenants
                    of Seller................................................7
                  3.1.1    Organization and Good Standing....................7
                  3.1.2    Authorization and Effect of Agreement.............7
                  3.1.3    No Restrictions Against Sale of the Shares........7
                  3.1.4    Financial Statements..............................8
                  3.1.5    Applicable Laws...................................10
                  3.1.6    Title to Assets; Inventory and Tangible Personal
                               Property......................................11
                  3.1.7    Intellectual Property Rights......................12
                  3.1.8.   Prepayments; Accounts Receivable; Backlog;
                              Bid Bonds......................................12
                  3.1.9    Insurance.........................................13
                  3.1.10   Litigation........................................13
                  3.1.11   Tax Matters.......................................13
                  3.1.12   Contractual Rights................................14
                  3.1.13   Employee Matters..................................15
                  3.1.14   Warranties........................................17
                  3.1.15   Assets............................................17
                  3.1.16   Absence of Certain Changes or Events..............17
                  3.1.17   Environmental Matters.............................17
                  3.1.18   No Interest in Properties, Competitors............18
                  3.1.19   Outstanding Capital Stock; Subsidiaries...........18
                  3.1.20   Group Relations...................................19
                  3.1.21   Officer Agreements................................19
                  3.1.22   Absence of Brokers................................19
                  3.1.23   Accuracy of Information Provided to Purchaser.....19

         3.2      Representations and Warranties of Purchaser................19
                  3.2.1    Organization and Good Standing....................20
                  3.2.2    Authorization and Effect of Agreement.............20

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                                       (i)

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                  3.2.3    No Restrictions Against Purchase of the Assets....20
                  3.2.4    Absence of Brokers................................20

IV.      CERTAIN  COVENANTS  OF  PURCHASER  AND  SELLER......................21
         4.1      Press Releases.............................................21
         4.2      Investigation by Purchaser.................................21
         4.3      Confidential Nature of Information.........................21
         4.4      Maintain the Business......................................22
         4.5      No Inconsistent Action.....................................23
         4.6      Covenant Against Competition...............................23
         4.7      Post-Retirement Benefits...................................24
         4.8      Termination of Corporate Agreement.........................25
         4.9      Bid Bonds..................................................25
         4.10     Restructuring Plan Savings.................................26
         4.11     Seller Involvement in TFS Restructuring Plan...............26
         4.12     Lease Option...............................................26

V.       CONDITIONS  PRECEDENT  TO  THE  CLOSING.............................27
         5.1       Conditions Precedent to Obligations of Purchaser..........27
                  5.1.1    No Misrepresentation or Breach of Covenants
                               and Warranties................................27
                  5.1.2    No Legal Obstruction..............................27
                  5.1.3    No Damage or Destruction..........................27
                  5.1.4    Due Diligence.....................................28
                  5.1.5    Board of Directors' Approval......................28
                  5.1.6    Consents..........................................28
                  5.1.7    Receipt of Payment of Receivables from Related
                              ....... Parties................................28
                  5.1.8    TFS Restructuring Plan............................28
                  5.1.9    Key Employees.....................................29
                  5.1.10   License to TFS Name, Tradenames and Trademarks....29
                  5.1.11   Termination of Corporate Agreement................29
                  5.1.12   Closing Documents.................................30

         5.2      Conditions Precedent to Obligations of Seller..............30
                  5.2.1    No Misrepresentation or Breach of Covenants and
                               Warranties....................................30
                  5.2.2    Consideration.....................................30
                  5.2.3     No Legal Obstruction.............................30
                  5.2.4    Board of Directors Approval.......................31
                  5.2.5    TFS Restructuring Plan............................31
                  5.2.6    Environmental Assurances..........................31
                  5.2.7    Irrevocable Order from Purchaser..................31
                  5.2.8    Closing Documents.................................31

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                                      (ii)

VI.      CLOSING............................................................31
         6.1      The Closing...............................................31
         6.2      Seller's Obligations......................................32
                  6.2.1    Receipts.........................................32
                  6.2.2    Resolutions......................................32
                  6.2.3    Other............................................32
         6.3       Purchaser's Obligations..................................32
                  6.3.1    Consideration....................................32
                  6.3.2     Receipts........................................32
                  6.3.3    Resolutions......................................32
                  6.3.4    Other............................................32

VII.     INDEMNIFICATION ...................................................32
         7.1      Indemnification.  ........................................32
         7.2      Certain Procedures........................................35
         7.3      Arbitration.  ............................................36

VIII.    MISCELLANEOUS......................................................39
         8.1      Termination...............................................39
         8.2      Representations of Officers...............................39
         8.3      Notices...................................................39
         8.4      Expenses..................................................40
         8.5      Successors and Assigns....................................40
         8.6      Waiver....................................................41
         8.7      Entire Agreement..........................................41
         8.8      Amendments, Supplements, Etc..............................41
         8.9      Limitations on Rights of Third Parties....................41
         8.10     Further Assurance.........................................41
         8.11     Applicable Law............................................42
         8.12     Titles and Heading........................................42
         8.13     Survival of Representations, Warranties and Covenants.....42
         8.14     Use of English Language...................................43


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                         STOCK PURCHASE AGREEMENT

     This STOCK PURCHASE AGREEMENT (this "Agreement"), is made and entered into as of September 26, 1995, by and among Continental Electronics Corporation, a Nevada corporation located at 4212 S. Buckner Blvd., Dallas, Texas 75227-0879 ("Purchaser"), and Daimler-Benz Aerospace AG, a German stock corporation located at 81663 Munich, Germany and having commercial registration number HRB98.454 ("Seller").
                              W I T N E S S E T H:
      WHEREAS, Seller owns all of the outstanding shares of capital stock of TELEFUNKEN Sendertechnik GmbH, a German limited liability company located at 10502 Berlin, Germany and having commercial registration number HRB31290 ("TFS");
      WHEREAS, TFS presently operates a business which manufactures and sells terrestrial broadcasting products that utilize analog and digital transmission techniques and related products and provides services related to such products (the "Business");
      WHEREAS, Seller desires to sell and transfer to Purchaser, and Purchaser desires to purchase and to acquire from Seller, all of the outstanding stock of TFS; and WHEREAS, Seller, as the owner of all of the outstanding stock of TFS, expects to benefit from the transactions contemplated by this Agreement;
      NOW, THEREFORE, the parties hereto agree as follows:
                                       I.
                           PURCHASE AND SALE OF STOCK
     1.1. Purchase and Sale of Stock. Subject to and upon the terms and conditions hereof, Seller sells and Purchaser purchases two shares of capital stock of TFS, one in the nominal amount of 9,950,000 Deutsche Mark ("DM") and one in the nominal amount of 50,000 DM (collectively, the "Shares")

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effective as of 12:00  p.m./00:00  a.m.  (Berlin time) on December 31,
1995/January 1, 1996 (the "Effective Closing Time"). Subject to the fulfillment of the condition precedent set forth in the following sentence, Seller hereby transfers, and Purchaser hereby accepts the transfer of, the Shares effective as of the Effective Closing Time. The sale and transfer of the Shares with effect as of the Effective Closing Time is subject to the condition precedent that on or prior to December 31, 1995 (the "Closing Date") the German law firm of PUNDER, VOLHARD, WEBER & AXSTER ("PVW&A") delivers a written notice to Purchaser and Seller that (a) PVW&A have received written confirmation from Seller that all conditions precedent to the obligations of Seller have either been fulfilled or waived, (b) PVW&A have received written confirmation from Purchaser that all conditions precedent to the obligations of Purchaser have either been fulfilled or waived, (c) PVW&A have received from Purchaser in a separate trust account established for the benefit of Purchaser (the "Purchaser Escrow Account") an amount of 10,000,000 DM (the "Escrow Cash Amount"), (d) PVW&A have in their possession a written guarantee of Tech-Sym Corporation, a Nevada corporation ("Tech-Sym"), providing for a guarantee by Tech-Sym of the payment obligations of Purchaser set forth in the second sentence of
Section 2.1 hereof (the "Tech-Sym Guarantee"), (e) PVW&A have received written confirmation from TFS that TFS has received payment in accordance with Section 2.3 hereof, and (f) PVW&A have received irrevocable orders in writing from Purchaser to pay the Escrow Cash Amount from the Purchaser Escrow Account to an account designated by Seller and to deliver the Tech-Sym Guarantee to Seller upon receipt of written confirmation from TFS that TFS has received payment of the Adjustment Amount (as defined in Section 2.2).
                                    II.
                              PURCHASE PRICE
      2.1. Purchase Price. In consideration of the transfer of the Shares and the other agreements, covenants and undertakings of Seller hereunder, Purchaser shall pay to Seller a purchase price (the "Purchase Price") equal to 15,000,000 DM (Fifteen Million Deutsche Mark), subject to adjustment as provided in

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



Section 2.2 hereof. In the event that the Shares are transferred to Purchaser pursuant to Section 1.1 hereof as of the Effective Closing Time, Purchaser shall be obligated to pay the remaining 5,000,000 DM of the Purchase Price (the "Remaining Purchase Price Amount") no later than January 31, 1997, and Purchaser shall be obligated to pay interest on the unpaid average principal balance thereof for each complete calendar quarter until the entire principal amount is paid at the Frankfurt Interbank Offer Rate, as adjusted from time to time, plus one percent (1%), with each interest payment due and payable on the fifteenth (15th) day following the end of each such calendar quarter; provided that Purchaser shall be entitled to offset any amount otherwise due and payable pursuant to this sentence (i) in accordance with the provisions of Section 2.2(e) hereof or
(ii) with respect to any Loss (as defined in the Stock Purchase Agreement) for which Purchaser is entitled to payment or reimbursement pursuant to
Section 7.1 hereof, provided that, with respect to this clause (ii), such offset shall be made only to the extent of the amount of Loss that (A) has been agreed to in writing by Purchaser and Seller or (B) has been determined by arbitration pursuant to the provisions of Section 7.3 hereof.

     2.2 Closing Balance Sheet. (a) On or prior to December 22, 1995, Seller shall deliver to Purchaser a balance sheet that reflects Seller's estimate of the assets, liabilities and stockholder's equity of TFS as of the Effective Closing Time (the "Estimated Closing Balance Sheet"). Seller shall cause the Estimated Closing Balance Sheet to specifically reflect (i) a provision equal to Seller's estimate of the full amount of all TFS Restructuring Costs (as defined in Section 5.1.8 hereof), (ii) a provision equal to Seller's estimate of the full amount of all reasonably anticipated employee post-retirement costs, including pension liabilities, for which TFS may be liable or responsible to present or former employees of TFS or its predecessors (excluding, for purposes of this clause (ii), post-retirement costs included in the provision specified in clause (i) above), specifying the amount of the provision attributable to post-retirement costs related to persons whose employment with TFS is terminated prior to the Effective Closing Time, (iii) a provision equal to Seller's estimate of the full amount of all liabilities required by German Generally

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 Accepted  Accounting  Principles  to be  reflected  in  the  Estimated
Closing Balance Sheet, including liability for taxes relating to activities or periods prior to the Effective Closing Time, (iv) stockholder's equity of not less than 20,000,000 DM and (v) Seller's estimate of the amount of the financial intercompany account receivable payable by Seller to TFS as of the Effective Closing Time (as adjusted pursuant to the Corporate Agreement (as defined in Section 3.1.20 hereof) to take into account the matters referred to in clauses (i) through (iv) above and any other matters required to be taken into account pursuant to the Corporate Agreement with respect to the year ended December 31, 1995). Except as provided in the preceding sentence, the Estimated Closing Balance Sheet shall be prepared by Seller on a basis consistent with the Audited Financial Statements (as that term is defined in Section 3.1.4), in each case including consistency with the accounting principles and methodology used in preparing the Audited Financial Statements.
      (b) Within thirty (30) days following the Effective Closing Time Purchaser shall cause TFS to prepare a balance sheet reflecting the assets, liabilities and stockholder's equity of TFS as of the Effective Closing Time (the "Closing Balance Sheet"). The Closing Balance Sheet shall specifically reflect (i) a provision equal to the full amount of all TFS Restructuring Costs, (ii) a reserve equal to the full amount of all reasonable anticipated post-retirement costs, including pension liabilities, for which TFS may be liable or responsible to present or former employees of TFS or its predecessors (excluding, for purposes of this clause (ii), post-retirement costs included in the provision specified in clause (i) above), specifying the amount of the provision attributable to post-retirement costs related to persons whose employment with TFS terminated prior to the Effective Closing Time, (iii) a provision equal to the full amount of all liabilities required by German Generally Accepted Accounting Principles to be reflected in the Closing Balance Sheet, including liability for taxes relating to activities or periods prior to the Effective Closing Time, (iv) the actual inventory of TFS as of the Effective Closing Time pursuant to the taking of a physical inventory immediately after the Effective Closing Time, (v) stockholder's equity of not less than 20,000,000 DM and (vi) the amount of the financial intercompany account receivable payable by Seller as of the Effective Closing Time

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

(as adjusted to reflect any payment made pursuant to Section 2.3 hereof and as adjusted pursuant to the Corporate Agreement to take into account the matters referred to in clauses (i) through (v) above). Except as provided in the preceding sentence, the Closing Balance Sheet shall be
prepared  by  TFS  on  a  basis  consistent  with  the  Audited   Financial
Statements,   in  each  case  including  consistency  with  the  accounting
principles  and  methodology  used  in  preparing  the  Audited   Financial
Statements. On or before January 31, 1996, Purchaser shall cause TFS to deliver a copy of the Closing Balance Sheet to Seller, and Seller shall be entitled to discuss the Closing Balance Sheet with TFS until the time of the delivery of the Audited Closing Balance Sheet (as defined below). On or before February 15, 1996, Purchaser shall cause TFS to cause KPMG Deutsche Treuhand-Gessellschaft (the "TFS Auditors") to audit the Closing Balance Sheet (the audited Closing Balance Sheet referred to herein as the "Audited Closing Balance Sheet"), with the costs thereof to be paid by TFS. Seller and Purchaser shall cooperate with the TFS Auditors to enable such firm to complete its audit within such time period. Purchaser shall cause TFS to deliver the Audited Closing Balance Sheet to Seller and Purchaser on or before February 15, 1996.
        (c) In the event that either Purchaser or Seller believes that the Audited Closing Balance Sheet was not prepared on the basis set forth in paragraph (b) above, then such party shall give notice to the other party of such deficiencies within fifteen (15) days following delivery of the Audited Closing Balance Sheet to Seller and Purchaser. Seller and Purchaser thereafter shall meet promptly for the purpose of resolving in good faith any dispute relating thereto, and in the event that Seller and Purchaser are able to resolve such dispute, Seller and Buyer shall jointly prepare a revised Closing Balance Sheet that reflects the resolution of such dispute.
        (d) In the event that Seller and Purchaser are unable to resolve the dispute within ten (10) days from the date of any such notice given pursuant to paragraph (c) above, all unresolved issues (and only the unresolved issues) shall be submitted to an internationally recognized independent public accounting firm (which shall not be the accounting firm for either Purchaser or Seller) selected jointly by Purchaser and
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                                         -5-

Seller ("Accountants"), with the costs thereof to be shared equally by the parties. Accountants may revise the Audited Closing Balance Sheet only on a basis upon which either Purchaser or Seller was entitled to and did object pursuant to paragraph (c) above. Accountants shall prepare a revised Closing Balance Sheet within thirty (30) days after the selection of the Accountants based upon its resolution of the issues submitted to it and otherwise in accordance with the form and substance of the Audited Closing Balance Sheet prepared by TFS and shall deliver the revised Closing Balance Sheet to Seller and Purchaser; provided, however, that Accountants may determine and advise the parties that the issues submitted to it are not accounting issues, in which case it shall decline to make any determination with respect to such issues. In such event, such issues shall be submitted to determination by arbitration in accordance with the procedures specified in Section 7.3 hereof.
     (e) The Audited Closing Balance Sheet shall be final and binding as between Purchaser and Seller unless a revised Closing Balance Sheet is jointly prepared pursuant to paragraph (c) above or a revised Closing Balance Sheet is delivered by the Accountants pursuant to paragraph (d) above, in which case such revised Closing Balance Sheet shall be final and binding as between Purchaser and Seller (such final and binding balance sheet is referred to herein as the "Final Closing Balance Sheet").
     (f) In the event that the Final Closing Balance Sheet reflects a financial intercompany account receivable payable by Seller, Seller shall immediately pay to TFS the amount of such financial intercompany account receivable (the "Adjustment Amount") by wire transfer of immediately
available  funds  to  an  account   previously   designated  by  TFS.
      2.3. Intercompany Accounts. Prior to 10:00 a.m. (Berlin time) on the Closing Date, Seller shall cause to be paid to TFS in cash an amount equal to (i) the amount of the financial intercompany account receivable owed by Seller or its affiliates to TFS as reflected on the Estimated Closing Balance Sheet less (ii) the estimated amount of the adjustment to the financial intercompany account receivable resulting solely

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

from the application of the provisions of the Corporate Agreement with respect to the activities of TFS during the year ended December 31, 1995.
                                   III.
             REPRESENTATIONS, WARRANTIES AND CERTAIN COVENANTS
        3.1. Representations,   Warranties  and  Certain  Covenants  of
Seller. Seller represents and warrants to and covenants with Purchaser, as of the date of this Agreement, as follows:
              3.1.1.  Organization  and Good Standing. Each of Seller and TFS
is a German company with limited liability duly organized, validly existing and in good standing under the laws of Germany and is duly qualified to do
business  as  a  foreign   corporation  in  each  jurisdiction  where  such
qualification is required as a result of its ownership of property or the nature of the activities carried on by it, except where the failure to be so qualified would not have a material adverse effect on the Business.
              3.1.2.  Authorization  and  Effect  of Agreement. TFS has all
requisite corporate power and authority to own or hold under lease the properties and assets it purports to own or lease relating to the Business and to carry on its business as presently conducted. Each of Seller and TFS has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement. The execution, delivery and performance of this Agreement have been or will be on or prior to the Closing Date duly authorized by all necessary corporate action on the part of Seller and TFS and their respective shareholders. This Agreement constitutes a valid and binding agreement of Seller enforceable against it in accordance with its terms.
              3.1.3.  No Restrictions  Against Sale of the Shares.  Neither
the execution and delivery of this Agreement by Seller or the related agreements to which it is a party nor the consummation of the transactions contemplated hereby or thereby will (a) conflict with or result in any breach of any provision of the articles of incorporation or by-laws (or other similar governing

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

documents) of Seller or TFS; (b) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority ("Governmental Agency"), except any regulatory approvals or governmental consents which (A) are normally acquired after the consummation of transactions such as transactions of the nature contemplated by this Agreement or the related agreements, (B) are reasonably expected to be obtained after the Closing Date and (C) if not obtained would not, in the aggregate, have a material adverse effect on the Business; (c) result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, license, agreement or other instrument or obligation to which Seller or TFS is a party or by which Seller or TFS may be bound; or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Seller or TFS.
           3.1.4. Financial Statements. (a) Schedule 3.1.4(a) of the disclosure schedules provided by Seller to Purchaser immediately prior to the execution of this Agreement (the "Disclosure Schedules") is a copy of the balance sheets of TFS at December 31, 1993 and 1994, the statement of operations of TFS for the years ended December 31, 1992, 1993 and 1994 and related notes thereto (collectively, the "Audited Financial Statements"), which have been audited by the TFS Auditors and are accompanied by the opinion of the TFS Auditors to the effect that the Audited Financial Statements fairly present, in accordance with German Generally Accepted Accounting Principles applied on a consistent basis throughout the periods involved (except for changes to such accounting principles, or the application thereof, as described in the Audited Financial Statements), the financial position and results of operations of TFS at December 31, 1993 and 1994 and for the years ended December 31, 1992, 1993 and 1994. All fixed or contingent obligations, liabilities, or commitments of TFS as of December 31, 1994 are reserved against or disclosed in the Audited Financial

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

Statements to the extent required to be reserved against or disclosed therein by German Generally Accepted Accounting Principles.
      (b) Schedule 3.1.4(b) of the Disclosure Schedules is a copy of the unaudited balance sheets of TFS at June 30, 1995 and the unaudited statement of operations of TFS for the six months then ended (the "Unaudited Financial Statements"). All fixed or contingent obligations, liabilities or commitments of TFS as of June 30, 1995 are reserved against or disclosed in the Unaudited Financial Statements to the extent required to be reserved against or disclosed therein by German Generally Accepted Accounting Principles applied on a basis consistent with the Audited Financial Statements.
       (c) The Audited Financial Statements fairly present, in accordance with German Generally Accepted Accounting Principles applied on a consistent basis throughout the periods involved, the financial position and results of operations of TFS at December 31, 1993 and 1994 and for the years ended December 31, 1992, 1993 and 1994. The Unaudited Financial Statements fairly present, in accordance with German Generally Accepted Accounting Principles applied on a basis consistent with the Audited Financial Statements, the financial position and results of operations of TFS at June 30, 1995 and for the six months then ended, subject only to normal recurring year-end adjustments. (d) The books of account and other financial records from which the Audited Financial Statements and the Unaudited Financial Statements were prepared have been kept and maintained in the ordinary course of the operation of TFS which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of assets of TFS and which are complete and correct in all material respects. (e) TFS has devised, and maintained from and after January 1, 1992, a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions have

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

been executed in accordance with general or specific  authorization of
TFS's management; (ii) transactions have been recorded as necessary (A) to permit preparation of financial statements in conformity with general accepted accounting principles or any other criteria applicable to such statements, and (B) to maintain accountability for assets; (iii) access to assets has been permitted only in accordance with general or specific authorization of TFS's management; and (iv) the recorded accountability for assets has been compared with existing assets at reasonable intervals and appropriate action has been taken with respect to any differences.
      (f) As of the date of this Agreement, TFS has no liabilities (absolute, contingent or otherwise) other than (i) those set forth on the balance
sheet  included  in  the  Unaudited  Financial   Statements   delivered  to
Purchaser, (ii) those incurred since the date of such financial statements in the ordinary course of business and (iii) those for which a provision has been established that is adequate under German Generally Accepted Accounting Principles. As of the Closing Date, TFS will have no liabilities (absolute, contingent or otherwise) other than those reflected on the Estimated Closing Balance Sheet and those for which a provision has been established on the balance sheet that is adequate under German Generally Accepted Accounting Principles. TFS has not disposed of any assets reflected on the balance sheet included in the Unaudited Financial Statements other than those assets disposed of since the date of such balance sheet in the ordinary course of business.
      3.1.5. Applicable Laws. TFS is, and has been during the preceding five year period, in compliance with all applicable European Union ("EU"), national, federal, state and local laws, rules, regulations, ordinances, decrees and orders, including, but not limited to, building, zoning,
environmental,   pollution,  wage,  working  conditions,  labor,  political contribution or related laws ("Laws"), and has all currently required governmental approvals, authorizations, consents, licenses and permits ("Permits") required for the operation of the Business, to its employees or to its Assets. TFS is in full compliance with the terms and conditions of each Permit. Schedule 3.1.5

HOU04:16668.1                           -10-
of the Disclosure Schedules is a complete and accurate list of all Permits in effect as of the date of this Agreement. TFS has not received any written notification of any asserted present or past unremedied failure by TFS to comply with any of such Laws or Permits. 3.1.6. Title to Assets; Inventory and Tangible Personal Property.
      (a) TFS has good title to all of its assets, in each case free and clear of any lien, encumbrance, mortgage, deed of trust, pledge or other similar security interest ("Lien") except Liens for property and ad valorem taxes, assessments and other applicable governmental charges, if such taxes, assessments and charges shall not be due and payable, or if currently payable, if TFS shall concurrently be contesting the validity thereof in good faith.
     (b) Schedule 3.1.6(b) of the Disclosure Schedules is a true and correct list of lease agreements ("Leases") pursuant to which TFS leases any real or tangible personal property. Each of the Leases is valid and binding upon the lessor specified herein, and each Lease is in full force and effect. TFS is not in default, and no notice of alleged default has been received by TFS, under any such Lease, and no lessor under any such Lease is in default or alleged to be in default thereunder. TFS enjoys peaceful and undisturbed possession of all assets or property covered by the Leases. None of the Leases will be terminated, and none of the rights of TFS thereunder will be impaired as a result of the consummation of the transactions contemplated hereby.
     (c) TFS does not own any real  property.
     (d) Schedule 3.1.6(d) of the Disclosure Schedules is a complete and accurate list of finished inventory, work-in-progress, stores and supplies (collectively, "Inventory") of TFS as of the date of the balance sheet included in the Unaudited Financial Statements. Each item of finished Inventory of TFS is in good working condition and is usable for the purpose for which it was designed. Each item of slow moving or obsolete Inventory reflected on the balance sheet

HOU04:16668.1                            -11-
     included in the Unaudited Financial Statements has been depreciated in accordance with German Generally Accepted Accounting Principles. (e)
Schedule 3.1.6(e) of the Disclosure Schedules is a complete and accurate list of machinery and equipment, material handling equipment, vehicles, furniture, office equipment, business machines and other tangible personal property (the "Tangible Personal Property") owned by TFS as of the date of the balance sheet included in the Unaudited Financial Statements.
      3.1.7. Intellectual Property Rights. Schedule 3.1.7 of the Disclosure Schedules is a complete and accurate list of all patents, patent applications, trademarks, copyrights, service marks and trade names owned or licensed by TFS as of the date of this Agreement, in each case reflecting whether such Intellectual Property is owned or licensed. TFS owns or possesses adequate licenses or other rights to use (without making any payment or granting rights to any person in exchange) all such patents, patent applications, trademarks, copyrights, service marks and trade names and all engineering and design information, unpatented inventions, know-how, trade secrets and other intellectual property relating to the Business (collectively, the "Intellectual Property") necessary to conduct the Business. Neither the validity of the Intellectual Property nor the title thereto or use thereof by TFS is being questioned in any dispute or pending litigation, and the conduct of the Business, as now conducted, does not conflict with licenses, copyrights, uncopyrighted works, trade marks, service marks, trade names, trade name rights, patents, patent rights, unpatented inventions or trade secrets of others. The AEG License (as defined in Section 5.1.11 hereof), when delivered at the Closing, will provide TFS with the rights specified therein, and such rights will not infringe upon the rights of any other party.
     3.1.8.  Prepayments;  Accounts Receivable; Backlog; Bid Bonds.
Schedule 3.1.8(a) of the Disclosure Schedules is a complete and accurate list of all lease, security, utility, permit, tax or other bonds or deposits, cash advances and similar prepayments made by TFS(collectively,

HOU04:16668.1                              -12-

"Prepayments") in existence as of the date of this Agreement. Schedule 3.18(b) of the Disclosure Schedules is a complete and accurate list of all accounts receivable, notes receivable and other receivables, foreign and domestic, of TFS, whether billed or unbilled, including any and all accrued interest thereon (collectively, the "Accounts Receivable") of TFS as of the date of this Agreement which sets forth the name and invoice number relating thereto. Schedule 3.18(c) of the Disclosure Schedules is a complete and accurate list of order backlog of TFS as of the date of this Agreement, consisting only of orders that have not been cancelled, altered or reduced as of such date. Schedule 3.18(d) of the Disclosure Schedules is a complete and accurate list of all rights and incidents of interest in and to all performance guaranties, letters of credit, performance and bid bonds and similar arrangements of TFS ("Bid Bonds") in effect as of the date of this Agreement.
      3.1.9. Insurance. TFS maintains or participates in fire and casualty, product and other liability insurance providing coverage that TFS deems to be adequate for the operations of the Business as presently conducted, and TFS shall use reasonable efforts to continue such coverage (or obtain insurance
providing   substantially  similar  coverage)  through  the  Closing  Date.
Schedule 3.1.9 of the Disclosure Schedules is a complete and accurate summary of all insurance coverage in effect as of the date of this
Agreement that indicates whether such coverage will terminate as of the Closing Date as a result of the transfer of ownership of the Shares.
     3.1.10. Litigation. Schedule 3.1.10 of the Disclosure Schedules is a list of all actions, suits and proceedings (collectively "Lawsuits") against TFS as of the date of this Agreement or against Seller that question the legality of the transactions contemplated by this Agreement.
     3.1.11. Tax Matters. All EU, national, federal, state and other tax returns and reports required to be filed by or on behalf of TFS with respect to the ownership of its assets or the operation of the Business have been duly filed, except those for which extensions have been obtained. All taxes and other assessments and levies (including all interest and penalties) and all
HOU04:16668.1                            -13-
installments of estimated taxes required to be paid, withheld or collected by TFS have been duly paid to the proper Governmental Agency, withheld or collected, as the case may be, except for any such tax, assessment or levy for which adequate provision has been made in the balance sheet included in the Unaudited Financial Statements, and any amount withheld or collected has been segregated and set aside for such payment to the proper Governmental Agency and, if so segregated and set aside, shall be so paid by TFS to the proper Governmental Agency prior to the Closing, if required by law. TFS has not received any notice of an assessment, deficiency notice, or similar notice with respect to income tax, sales tax or any other taxes from any taxing authority with respect to any taxable period ending on or before the Effective Closing Time, (ii) TFS has not executed or filed with any taxing authority any agreement extending the period for assessment or collection of any income or other taxes, and
(iii) TFS is not a party to any pending action or proceeding by any governmental authority for assessment or collection of taxes and no claim for assessment or collection of taxes has been asserted against it.
      3.1.12. Contractual Rights. Schedule 3.1.12(a) of the Disclosure Schedules is a complete and accurate list of each executory contract, agreement and undertaking of TFS, including purchase orders, sales orders and similar forward commitments, in effect as of the date of this Agreement which either (i) extend for a period longer than one year after the Effective Closing Time (unless the same may be terminated at the option of TFS without penalty, on notice of 30 days or less), (ii) require future payment by TFS of more than 5,000 DM, or (iii) are otherwise material to the Business (collectively, the "Contracts"). All Contracts are in full force and effect, TFS is not in default under the terms of any Contract, and TFS does not have any knowledge of a default by the other party to any such Contract. TFS (a) has not received payment under any Contract for any product or service that will not be delivered or provided until after the date of this Agreement except as set forth on Schedule 3.1.12(c), (b) has not delivered under any Contract materially more products
 HOU04:16668.1                          -14-
than any other party thereto is obligated to acquire, (c) is not required to deliver any products or provide any services to any third party under any Contract after the date of this Agreement for which such third party is not obligated to pay the amounts specified in such Contract at the time of delivering such products or providing such services or within a prescribed time period thereafter and (d) there have not been delivered or provided by TFS under any Contract materially less products or services than any other party thereto paid for prior to the date of this Agreement. None of the Contracts will be terminated, and none of the rights of TFS thereunder will be impaired, as a result of the consummation of the transactions contemplated by this Agreement.
     3.1.13. Employee Matters.
           (a) Except as set forth on Schedule 3.1.13(a), (i) there is no unfair labor practice complaint against TFS threatened in writing or pending before any Governmental Agency, (ii) there is no charge of discrimination against TFS threatened in writing or pending by any employee or former employee of TFS, (iii) there is no strike or similar labor action actually pending or, to the best knowledge of Seller, threatened against TFS, and (iv) TFS is not bound by any collective bargaining agreement with any labor organization or other employee group relating to any of the employees of TFS.
          (b) Schedule 3.1.13(b) of the Disclosure Schedules is a complete and accurate list of each material plan, program, agreement, contract, policy or practice, that TFS maintains, contributes to, or is required to contribute to or with respect to which TFS has any obligation or liability (whether or not current, contingent or secondary) on behalf of any of its current or former employees (or any beneficiary thereof) providing current or deferred compensation or health, life insurance, disability, severance or similar benefits to such persons (collectively, "Employee Plans").
HOU04:16668.1                        -15-

          (c) Schedule 3.1.13(c)(i) of the Disclosure Schedules is a true and correct list of all of the forms of TFS's standard employment agreements and Seller has caused TFS to deliver to Purchaser prior to the date of this Agreement true and correct copies of each such form. Schedule 3.13(c)(ii) of the Disclosure Schedules is a true and correct list of the information provided to Purchaser by TFS reflecting, for each active employee of TFS (identified by number and not by name) as of the date of this Agreement, (i) the amount of aggregate annual base compensation to be paid in 1995, (ii) the amount of annual bonus paid or scheduled to be paid for 1995, (iii) a description of any wage, salary or bonus increases scheduled to be made pursuant to the terms of any employment agreement, collective bargaining agreement or otherwise, (iv) the amount of severance pay or other compensation or benefits to be paid or provided upon termination of employment, (v) age and years of employment with TFS, including those prior years of service for other employers which are to be accrued for purposes of the determination of the duration of service, and
(vi) a description of any deviation from or amendment to TFS's standard employment agreement relating to such employee. The information provided to Purchaser by TFS as described in the preceding sentence is true and correct. Schedule 3.1.13(c)(iii) of the Disclosure Schedules is a true and correct list of (i) agreements relating to employees of TFS that involve labor unions or industry associations, (ii) the agreements and policies of TFS relating to certain activities and assignments of employees of TFS related to the Business and (iii) certificates and permits held by employees of TFS with respect to activities performed by such employees in connection with the Business.
           (d) The estimate of TFS Restructuring Costs (as defined in Section 5.1.8) set forth in the TFS Restructuring Plan (as defined in Section 5.1.8) is a reasonable estimate of all costs, liabilities and expenses associated with the restructuring and the reduction of the number of employees of the Business as specified in the TFS Restructuring Plan.
HOU04:16668.1                           -16-

     3.1.14. Warranties. Except as set forth on Schedule 3.1.14 of the Disclosure Schedules, TFS does not have any warranties to third parties with respect to any services performed or products sold by it.
     3.1.15. Assets. Since December 31, 1993, TFS has not utilized any assets of Seller or any of its affiliates with respect to the conduct of the Business.
     3.1.16. Absence of Certain Changes or Events. TFS has not, between December 31, 1994 and the date of this Agreement taken any action of the type described in clauses (a) through (f) of the third sentence of Section
4.4 hereof. Since December 31, 1994, there has not occurred any material adverse change in the sales, operations, assets, financial condition or results of operations of TFS or the incurrence by TFS of any material
liability  or   obligation   except  for  such  changes  or  incurrence  of
liabilities directly related to the TFS Restructuring Plan.
     3.1.17. Environmental   Matters.   There  are  no  present  or  past
environmental conditions relating to the Business of or the assets owned, leased or otherwise used by TFS resulting from a past or present spill, discharge, leak, emission, injection, escape, disinterring, leaching, migrating, disposing, or dumping, whether accidental or intentional, legal or illegal at the time, (collectively, a "Release") of any hazardous substances, including but not limited to, any substance regulated by any applicable environmental protection Law from or onto any property covered by any Lease to any medium, including, but not limited to, air, land, surface waters or underground waters, including without limitation Releases of such substances that constitute raw materials, intermediates or products of TFS or the Business (a "Hazardous Substance"). No material citations, fines or penalties have been assessed, threatened in writing or asserted against TFS in connection with the conduct of the Business under any applicable Laws relating to noise or to air, water or land pollution or other environmental protection matters or to occupational safety or health matters. TFS has not received any written notice from a Governmental Agency of any material violation of any
HOU04:16668.1                            -17-
environmental  protection  Law or  Permit,  and there  are no  pending formal offers to negotiate by any administrative agency, general or special
potentially   responsible   party  notices,   preliminary   investigations,
underfunded closures, post-closure care or other financial assurances required by any environmental protection Laws, remedial investigations,
feasibility  studies,  groundwater  assessments,   notices  of  deficiency,
unilateral   administrative  orders,   administrative  orders  on  consent,
administrative  agency  or  tribunal  proceedings,   imminent  endangerment
orders, corrective action orders, voluntary cleanups, or claims by third parties for damages or environmental cleanups or restoration with respect to the operation of the Business or the assets owned, leased or otherwise used by TFS.
       3.1.18. No Interest in Properties, Competitors. To the knowledge of Seller, neither Mr. Jurgen Graaff nor any of the five employees of TFS who report directly to Mr. Graaff, nor any spouse or child of any of these persons, directly or indirectly (i) owns any interest in any of the assets used by TFS in the conduct of the Business or (ii) owns any interest in, controls, or is an employee, officer, director, or agent of, or consultant to, any other entity which is a competitor, supplier, customer, landlord or tenant of the Business.
      3.1.19. Outstanding Capital Stock; Subsidiaries. TFS has no shares of capital stock authorized, issued or outstanding except for the Shares. The Shares have been validly authorized and issued and are fully paid and nonassessable, and were not issued in violation of any preemptive right. Seller owns the Shares free and clear of all liens, security interests, pledges, charges, encumbrances, stockholders' agreements and voting trusts. There is no commitment, plan or arrangement to issue or sell any shares of capital stock of TFS, and there are no outstanding options, warrants or other securities that are convertible, exchangeable or exercisable for shares of capital stock of TFS. TFS does not have any subsidiaries, and no aspect of the Business is conducted by or through any entity except TFS.

HOU04:16668.1                            -18-

     3.1.20 Group Relations. Schedule 3.1.20 of the Disclosure Schedules is a true and correct copy of the Subordination and Profit and Loss Transfer Agreement initially between Telefunken Systemtechnik GmbH ("TST") and TFS dated November 11/13, 1991, and currently between Seller and TFS as a result of a merger of TST into Seller, and of each and every amendment thereof (the "Corporate Agreement"). Seller has provided Purchaser a true and correct copy of all documents relating to a loan from Seller to TFS in the principal amount of 1,300,000 DM as of June 30, 1995 (the "Berlin Loan Documents"). Except for the Corporate Agreement and the Berlin Loan Documents, there have been no contractual or factual arrangements between Seller and TFS which (a) constitute a singular or permanent change of TFS's Articles of Association or by-laws, (b) would give any of Seller's shareholders or creditors any claim against TFS or its assets, (c) constitute a hidden profit distribution or (d) give Seller or any third party any claim against TFS or Purchaser after the Closing Date.
      3.1.21 Officer Agreements. As of the Closing Date, each agreement between Seller (or any of its affiliates) and any person who is actively involved in the Business of TFS will be effectively terminated without TFS incurring any obligation, cost or expenses.
     3.1.22 Absence of Brokers. Neither Seller nor TFS has engaged any broker, agent or finder, or incurred any brokerage fee, agent's commission, finder's fee or other similar charge, which would result in liability cost or obligation to TFS or Purchaser.
     3.1.23. Accuracy of Information Provided to Purchaser. All of the written information previously provided to Purchaser or its representatives by TFS or its representatives on or after May 1, 1995 is accurate and complete in all material respects. 3.2. Representations and Warranties of Purchaser. Purchaser represents and warrants to Seller, as of the date of this Agreement, as follows:

HOU04:16668.1                           -19-

     3.2.1. Organization and Good Standing. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada.
     3.2.2. Authorization and Effect of Agreement. Purchaser has all requisite corporate power and authority (a) to purchase the Share and (b) to enter into and perform its obligations under this Agreement. No event has occurred that would cause the dissolution of Purchaser, nor has any action or meeting been taken or called for the purpose of dissolving the Purchaser. Upon approval of the consummation of the transactions contemplated by this Agreement by the Board of Directors of Purchaser, the execution, delivery and performance of this Agreement will have been duly authorized by all necessary corporate action on the part of Purchaser and its shareholder and this Agreement will constitute a valid and binding agreement of Purchaser, enforceable against Purchaser in accordance with its terms.
     3.2.3. No Restrictions Against Purchase of the Assets. The execution and delivery of this Agreement by Purchaser and the performance by it of the transactions contemplated hereby do not violate or conflict with the Certificate of Incorporation or Bylaws of Purchaser or conflict with or result in a breach of the terms, conditions or provisions of or constitute a default under any material instrument, agreement, lease, mortgage, judgment, order or decree to which Purchaser is a party. No filing with or approval or authorization of any court or Governmental Agency is required for Purchaser to enter into and perform its obligations under this Agreement.
     3.2.4 Absence of Brokers. Purchaser has not engaged any broker, agent or finder, or incurred any brokerage fee, agent's commission, finder's fee or similar charge, which would result in liability to Seller.

HOU04:16668.1                            -20-

                                    IV.
                 CERTAIN COVENANTS OF PURCHASER AND SELLER
     4.1. Press Releases. The parties hereto agree that neither Seller nor Purchaser shall, and Seller and Purchaser shall cause their respective affiliates not to, issue or cause publication of any press release or other announcement or public communication with respect to this Agreement or the transactions contemplated hereby without the consent of the other, which consent shall not unreasonably be withheld; provided that nothing herein shall prohibit either party from issuing or causing publication of any such press release, announcement or public communication to the extent that such party reasonably determines that such action is required by applicable law.
     4.2. Investigation by Purchaser. From the date of this Agreement until the Effective Closing Time, upon reasonable notice from Purchaser, Seller shall provide, or cause to be provided, to the employees and authorized
representatives   of   Purchaser   (including    Purchaser's    independent
accountants, attorneys and any other independent professionals deemed desirable by Purchaser), such access during usual business hours to the offices, properties, assets and the corporate and financial records of TFS as Purchaser shall request, and shall furnish to Purchaser or its authorized representatives such additional financial and operating data as shall be reasonably requested by Purchaser for purposes of this Agreement. Any and all investigation and information obtained thereby shall not affect or diminish Seller's warranties, representations or covenants given or undertaken in this Agreement nor shall such investigation or information
affect   the  right  of  the   Purchaser   to  rely  on  such   warranties,
representations or covenants and to seek indemnification for any untruth, misstatement or breach thereof. Nothing herein shall obligate Seller to take actions that would unreasonably disrupt the normal course of business of TFS.
      4.3. Confidential Nature of Information. Each of the parties hereto shall treat in confidence all documents, materials and other information which it shall have obtained regarding the other during the course of the
negotiations   leading  to  the  execution  of  this   Agreement,   in  the
investigation  of  the  other,  and

HOU04:16668.1                              -21-
in the preparation of agreements and other documents relating to the consummation of such transactions, provided, however, that from and after the Effective Closing Time, the foregoing prohibition shall not apply to the Purchaser with respect to documents, materials and other information relating to the Business or the assets of TFS. In the event the transactions contemplated hereby are not consummated, each of the parties hereto shall return to the other all originals and copies of non-public documents and materials relating to the other which have been furnished or acquired in any manner in connection therewith.
     4.4. Maintain the Business.
Between the date of this Agreement and the Effective Closing Time, Seller shall use reasonable efforts to cause TFS to (i) maintain the Business intact and to preserve its goodwill with its customers, suppliers, employees and others having business relations with it and (ii) operate the Business in a prudent, businesslike manner consistent with past practices. Between the date of this Agreement and the Effective Closing Time Seller shall cause TFS not to, without the prior written approval of Purchaser,
(a) sell or lease, or enter into any agreement to sell or lease, any of TFS's assets other than the sale of Inventory in the ordinary course of business; (b) incur any indebtedness for borrowed money; (c) enter into any lease for any property for which TFS would become obligated for payments in excess of 10,000 DM over the term of such lease; (d) make any increases in wages, salaries, employee benefits or other compensation payable or to become payable to any employee of TFS or pay or commit to pay any bonuses, except in accordance with any employment agreement or collective bargaining agreement existing on the date of this Agreement, or change any provision of any existing Employee Plan; (e) make or enter into any written employment contract or any Employee Plan; or (f) enter into any amendment to any Lease or Contract required to be listed on Schedule 3.1.6(b) or 3.1.12(a) hereof. Between the date of this Agreement and the Effective Closing Time, Seller shall (i) notify Purchaser of any material loss of, damage to or disposition of any of the assets of TFS (other than the sale of Inventory in the ordinary course of business); (ii) promptly after obtaining knowledge thereof, give notice to Purchaser of any material claim or litigation, threatened or instituted, against TFS; (iii) take all actions and make all filings which are reasonably

HOU04:16668.1                           -22-
necessary to lawfully transfer the Shares to Purchaser at the Effective Closing Time as provided in this Agreement except for routine filings in connection with approvals or consents of third parties and Governmental Agencies customarily made or obtained subsequent to transfer of title; (iv) to the extent within the control of Seller, Seller will refrain from doing any act or omitting to do any act which would cause any of the representations or warranties of Seller contained in this Agreement not to be true and correct in any material respect on the Effective Closing Time; (v) cause TFS to comply in all material respects with all Laws applicable to the Business and the assets of TFS; (vi) cause TFS to maintain its books of accounts and records in the usual, regular and ordinary manner and consistent with past practice; and (vii) not, without the consent of Purchaser, permit TFS to enter into any material agreement, contract, commitment or undertaking applicable to the Business or the assets of TFS, except in the ordinary course of business.
      4.5. No Inconsistent Action. Unless and until this Agreement has been terminated as provided herein, neither Purchaser nor Seller will undertake any course of action inconsistent with the provisions or intent of this Agreement. Without limitation of the foregoing, unless and until this Agreement has been terminated as provided herein, Seller shall not (except as otherwise contemplated by the terms hereof) (a) encourage, solicit, discuss, or otherwise entertain, directly or indirectly, any offer, bid or proposal to acquire, directly or indirectly, any of the assets of TFS or the Business or (b) hold discussions with or furnish to any other person information, materials or any other data concerning the assets of TFS or the Business for the purpose of evaluating or investigating the purchase thereof.
      4.6. Covenant Against Competition. As an essential consideration for the obligations of Purchaser under this Agreement, Seller hereby agrees and covenants that, for a period of five years following the Effective Closing Time, Seller shall not engage, directly or indirectly, in any manner in the manufacture, sale, distribution, buying, brokering, leasing or marketing of products of the same general type as those produced or marketed by TFS, and shall not engage, directly or indirectly, in any manner in providing services of the same general type as those provided by TFS, in each case in the geographic areas in which
HOU04:16668.1                           -23-

TFS has marketed products or services since Seller's formation. In addition, Seller shall not directly or indirectly solicit for employment any employees of TFS or of Purchaser for a period of five years following the Effective Closing Time. If Purchaser believes Seller has violated the provisions of this Section 4.6, Purchaser shall have the right to seek relief from any court of competent jurisdiction. Seller acknowledges that money damages alone will not adequately compensate Purchaser in the event of a breach of the covenants of this Section. Therefore, Seller agrees that in addition to all remedies available at law, in equity or under this Agreement, Purchaser shall be entitled to injunctive relief for the enforcement of this covenant. Seller agrees that the covenants in this Section are reasonable with respect to their duration, scope and geographical area. If, at the time of enforcement of this Section, a court should hold that the restrictions herein are unreasonable under the circumstances then existing or otherwise, the parties agree that the maximum duration, scope or geographical area legally permissible under such circumstances will be substituted for the duration, scope or area stated herein.
      4.7 Post-Retirement Benefits. (a) Seller shall, prior to the Closing Date, make an offer to each former employee of TFS, and each other person who is not currently an employee of TFS but for whom TFS is responsible for post-retirement benefits, to transfer responsibility for post-retirement benefits, including pension liabilities but excluding severance pay related to terminated employees and other costs and expenses directly resulting from the TFS Restructuring Plan other than pension liabilities, from TFS to Seller. From and after the Closing Date, Seller shall make such offer to each employee of TFS whose employment is terminated pursuant to the TFS Restructuring Plan or otherwise terminated prior to December 31, 1996. With respect to each person who accepts such offer and as a result thereof TFS is no longer legally responsible for such post-retirement benefits with respect to such person, TFS shall promptly make a payment to Seller, by wire transfer of immediately available funds to an account designated by Seller, of an amount equal to the sum of (i) the amount of the provision for such liabilities for such person as reflected in the Final Closing Balance Sheet plus (ii) accrued interest thereon at an annual rate of 8%.

HOU04:16668.1                            -24-

     (b) Within the 90 days following the fifth anniversary of the Closing Date, TFS shall redetermine the amount of the provision for liability for post-retirement benefits reflected on the Final Closing Balance Sheet with respect to each former employee of TFS (or any of its predecessors) as of the Closing Date and each person whose employment is terminated pursuant to the TFS Restructuring Plan after the Closing Date, in each case for whom TFS remains legally responsible for such benefits as of such date, utilizing the same actuarial assumptions and accounting principles utilized in preparing the Final Closing Balance Sheet, and to the extent that the redetermined amount of the provision for liability for post-retirement benefits for such persons exceeds the actual amount of the provision for such liability for such persons (as adjusted to reflect the accrual of interest thereon at an assumed annual rate of 8%), Seller shall promptly make a payment to TFS, by wire transfer of immediately available funds to an account designated by TFS, of such excess amount.
     4.8 Termination of Corporate Agreement. Seller undertakes to (i) procure the termination of the Corporate Agreement effective as of the Effective Closing Time and (ii) use all reasonable efforts to enable the publication in the Official Gazette (Bundesanzeiger) announcing the termination thereof. All fees, costs and expenses relating to such termination shall be borne by Seller. Seller hereby waives any right arising from the Corporate Agreement for any time after Closing.
     4.9 Bid Bonds. Purchaser shall (i) reimburse Seller for any amounts required by any third party to be paid by Seller with respect to any performance guaranty, letter of credit, performance bond or bid bond in effect at the Effective Time that have been established by Seller to support the obligations of TFS with respect to the Business (the "Seller Bonds") and (ii) use commercially reasonable efforts to provide substitute performance guaranties, letters of credit, performance bonds or bid bonds to replace the Seller Bonds, provided that the obligations of Purchaser with respect to clause (ii) above shall not require Purchaser to replace a Seller Bond if the replacement thereof would have an adverse effect on the business or financial condition of TFS.

HOU04:16668.1                            -25-

     4.10 Restructuring Plan Savings. In the event that (a) the difference obtained by (i) subtracting the amount of the provision for the remaining TFS Restructuring Costs reflected on the balance sheet of TFS as of December 31, 1996, as audited by an internationally recognized accounting firm, from (ii) the amount of the provision for the TFS Restructuring Costs reflected on the Final Closing Balance Sheet exceeds (b) the actual amount of the costs associated with the restructuring contemplated by the TFS Restructuring Plan for the year ended December 31, 1996 (including all wages, salaries, termination expenses, severance expenses, pension expenses, expenses of health and benefit plans, legal expenses related to legal proceedings, payments for unemployment benefits and replenishment fees, other post-retirement or post-termination costs and any other costs incurred on or after the respective dates of notice of termination of employees termination in connection with the TFS Restructuring Plan, whether or not such costs relate directly or indirectly from such terminations), then Purchaser shall cause TFS to make a payment to Seller on or before March 31, 1997 in an amount equal to fifty percent (50%) of such difference.
     4.11 Seller Involvement in TFS Restructuring Plan. In order to assure the expeditious implementation of the TFS Restructuring Plan, Seller shall assign a representative to steer, control, and support the implementation of the TFS Restructuring Plan during 1996 in close cooperation with and subject to the direction of TFS management.
     4.12. Lease Option. Seller shall use its bests efforts to obtain an agreement from AEG Anlagenvermietung GmbH & Co. Frankfurt OHG ("AEG Lease") providing that, in the event that the Lease Agreement between TFS and AEG Mobile Communication GmbH ("AEG Mobile") dated December 22/23, 1993, as amended by the First Amendment dated March 21, 1995 (collectively, the "AEG Lease Agreement") is terminated prior to December 31, 2004 due to any notice given or other action by either AEG Lease or AEG Mobile, TFS shall have the option to rent the premises specified in the AEG Lease Agreement directly from AEG Lease upon the same terms and conditions as specified in the AEG Lease Agreement.
HOU04:16668.1                  -26-

                                    V.
                    CONDITIONS PRECEDENT TO THE CLOSING
5.1.  Conditions  Precedent  to  Obligations  of  Purchaser.   The
obligations of Purchaser under this Agreement to consummate the transactions contemplated hereby shall be subject to the satisfaction, on or prior to the Closing Date, of all of the following conditions, any one or more of which may be waived at the option of Purchaser:

                5.1.1. No Misrepresentation or Breach of Covenants and Warranties. There shall have been no breach by Seller in the performance of any of Seller's covenants herein, the representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects on the Closing Date as if made on and as of the Closing Date and there shall have been delivered to Purchaser certificates to that effect, dated the Closing Date, and signed on behalf of Seller by duly authorized officers.
                 5.1.2. No Legal Obstruction.  There shall be no
Law and no judicial decision or judgment, or any preliminary or permanent injunction, temporary restraining order or other judicial or administrative order or decree, on the Closing Date, the effect of which would restrain, enjoin or otherwise question the validity or legality of this Agreement or the transactions contemplated hereby or seek damages therefrom. All approvals of, and consents by, all applicable EU, national, federal, state, local and foreign governmental agencies and authorities, and all filings with and submissions to all such agencies and authorities as may be required for the consummation of the transactions contemplated by this Agreement shall have been made or obtained (except for such approvals, consents, filings or submissions, the failure of which to obtain or make would not have a material adverse effect on the consummation of the
transactions   contemplated  by  this  Agreement).
                 5.1.3. No Damage or Destruction. Prior to the Closing Date, there shall not have occurred any damage, destruction or other casualty to any facility, property, machinery or equipment

HOU04:16668.1                             -27-
owned or used by TFS which would materially interfere with the operation of the Business or materially diminish the value of the assets of TFS.
                 5.1.4.  Due Diligence.  Purchaser  shall have received for review all documents and other  information  requested in accordance with
Section 4.2 hereof.
                 5.1.5. Board of Directors' Approval.  Purchaser shall have received approval by its Board of Directors of the transactions contemplated by this Agreement.
                 5.1.6.  Consents.  Seller shall have  received all consents and approvals from third parties and given all notices necessary to consummate the transactions contemplated by this Agreement, including any consent or approval or notice required to be obtained or given under any of the Contracts or Leases to prevent a breach of the representation and warranty of Seller in either Section 3.1.6(b) or Section 3.1.12(a) hereof.
                 5.1.7.  Receipt  of  Payment  of  Receivables  from  Related
Parties. Purchaser shall have received from Seller, or any of its subsidiaries or affiliates, in immediately available funds, an amount equal to the aggregate amount of the financial intercompany account receivable reflected on the Estimated Closing Balance Sheet as provided in
Section 2.3 hereof.
                 5.1.8. TFS Restructuring  Plan. TFS shall have been successful in obtaining a written  agreement from the applicable  employee unions or other representatives of the employees of TFS (the "TFS Restructuring Plan") with respect to TFS's proposal to reduce the current number of employees of the Business to a level acceptable to TFS by December 31, 1996. TFS shall have provided to Purchaser a copy of the TFS Restructuring Plan, along with (i) a written estimate of the aggregate amount of all
reasonably   anticipated  costs  associated  with  such  restructuring  and employee reductions (including all wages, salaries, termination expenses, severance expenses, pension expenses, expenses of health and benefit plans, legal expenses related to legal proceedings, payments for unemployment benefits and replenishment fees, other post-retirement or post-termination costs and any other costs to be incurred on or after the respective dates of notice of termination of employees to be terminated in connection therewith, whether or not such costs related directly or indirectly from such terminations (collectively, the "TFS Restructuring Costs"), and (ii) a written itemization of each category of such costs, and Purchaser shall have consented in writing to the TFS Restructuring Plan and the estimate of
TFS Restructuring Costs.
                   5.1.9. Key Employees. None of the key employees of
the Business shall have terminated their employment with TFS, or given notice of their intention to terminate their employment with TFS, and Jurgen Graaff will have agreed to continue as a Geschaftsfuhrer (managing director) pursuant to an employment agreement that is in form and substance acceptable to Purchaser.
                   5.1.10. License to TFS Name, Tradenames and Trademarks. Without the payment of any fee or charge by Purchaser, TFS shall have received a royalty-free license from AEG Aktiengesellschaft (the "AEG License"), in form and substance satisfactory to Purchaser, providing TFS
(i) the exclusive right to use the name "Telefunken Sendertechnik" together as the corporate name of TFS for a period,  including  renewal options,  of not less than 90 years, but not the right to use the name "Telefunken" as a
corporate  name  without  the  word  "Sendertechnik"   following  the  word
"Telefunken" and (ii) the right to use the name "Telefunken Sendertechnik" together and any and all related tradenames, trademarks and logos for purposes of product identification and marketing, including the use thereof on any product manufactured or marketed by TFS, in any product literature or with respect to any product advertisement materials or information.
                    5.1.11. Termination of Corporate Agreement. Seller and TFS shall have terminated the Corporate Agreement by executing such instruments or documents for such purpose as may be reasonably satisfactory to Purchaser.
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

                   5.1.12. Closing Documents.  The documents  specified
in Section 6.2 shall have been delivered to Purchaser.
          5.2. Conditions Precedent to Obligations of Seller.
The obligations of Seller under this Agreement shall be subject to the fulfillment on or prior to the Closing Date of all the following conditions, any one or more of which may be waived at the option of Seller:
                   5.2.1. No  Misrepresentation  or Breach of Covenants and
          Warranties. There shall have been no material breach by Purchaser in the performance of any of its covenants herein, the representations and warranties of Purchaser contained or referred to in this Agreement shall be true and correct in all material respects on the Closing Date as if made on and as of the Closing Date and there shall have been delivered to Seller a certificate to that effect, dated the Closing Date, and signed on behalf of Purchaser by a duly authorized officer.
                    5.2.2. Consideration. Purchaser shall have delivered to
PVW&A the Cash Escrow Amount in the manner  provided in Section 2.1 hereof.
                    5.2.3. No Legal Obstruction. There shall be no Law and
          no judicial decision or judgment, or any preliminary or permanent injunction, temporary restraining order or other judicial or administrative order or decree, on the Closing Date, the effect of which would restrain, enjoin or otherwise question the validity or legality of this Agreement or the transactions contemplated hereby or seek damages therefrom. All approvals of, and consents by, all applicable EU, national, federal, state, local and foreign governmental agencies and authorities, and all filings with and submissions to all such agencies and authorities as may be required for the consummation of the transactions contemplated by this Agreement shall have been made or obtained (except for such approvals, consents, filings or submissions, the failure of which to obtain or make would not have a material adverse effect on the consummation of the transactions contemplated by this Agreement).
 HOU04:16668.1                          -29-

                5.2.4. Board of Directors Approval. The Management Board
(Vorstand)  of  Seller  shall  have  approved  the   consummation   of  the
transactions contemplated by this Agreement.
                5.2.5. TFS Restructuring Plan. TFS and the  applicable
employee unions or other representatives of the employees of TFS shall have agreed in writing to the TFS Restructuring Plan, and TFS shall have provided to Purchaser a written estimate of the aggregate amount of TFS Restructuring Costs.
                5.2.6. Environmental Assurances.  Prior to the Closing Date,
Seller shall have either obtained (i) an indemnification agreement from one or more of its affiliates, in form and substance reasonably satisfactory to Seller, with respect to Losses (as defined in Section 7.1(a) hereof)
related to Environmental Matters (as defined in Section 7.1(a) hereof) involving actions or activities of TFS prior to the ownership of TFS by Seller or (ii) an environmental audit relating to the properties and operations of TFS which includes conclusions with respect to such matters that are reasonably satisfactory to Seller.
                5.2.7. Irrevocable Order  from  Purchaser.   Purchaser  shall
have delivered to PVW&A the irrevocable order described in clause (f) of the second sentence of Section 1.1 hereof. 5.2.8. Closing Documents. The documents specified in Section 6.3 shall have been delivered to Seller. VI. CLOSING 6.1. The Closing. The consummation of the transactions contemplated hereby (the "Closing") shall take place following the satisfaction or waiver of all conditions precedent of Seller on or before December 31, 1995. The Closing shall take place at the offices of TFS or such other place as Purchaser may designate.

HOU04:16668.1                         -30-

                                    VI.
                                  CLOSING
           6.1 The Closing.  The  consummation  of the  transactions
contemplated   hereby  (the   "Closing")  shall  take  place  following  the
satisfaction or waiver of all conditions precedent of Seller on or before December 31, 1995. The Closing shall take place at the offices of TFS or such other place as Purchaser may designate.
           6.2. Seller's Obligations. At the Closing, Seller
shall deliver or cause to be delivered to Purchaser the  following:
                6.2.1. Receipts.   Appropriate  receipts.
                6.2.2.   Resolutions.   Copies  of  the resolutions adopted
by the Management Board (Vorstand) of Seller authorizing the execution and delivery of this Agreement and the performance of the transactions contemplated hereby and thereby, certified by appropriate officers of Seller.
                6.2.3. Other. All other documents and papers required to be delivered by Seller as conditions to the Closing.
          6.3. Purchaser's Obligations. At the Closing, Purchaser shall deliver or cause to be delivered to Seller the following:
                6.3.1. Consideration. The payment to PVW&A of the Cash Escrow Amount in the manner provided in Section 2.1 hereof.
                6.3.2. Receipts.   Appropriate  receipts.
                6.3.3. Resolutions. Copies of the resolutions adopted by the Board of Directors of Purchaser authorizing the execution and delivery of this Agreement and the performance of the transactions contemplated hereby and thereby, certified by an appropriate officer of Purchaser.
                6.3.4. Other. All other documents and papers required to be delivered by Purchaser as conditions to the Closing.
                                    VII.
                              INDEMNIFICATION
           7.1. Indemnification. (a) Subject to the conditions and limi-tations hereinafter set forth, including the limitations set forth in
Section 8.13 hereof, from and after the Effective Closing Time Seller shall indemnify and hold harmless Purchaser and TFS from and against any and all loss, cost, damage, liability or expense.

HOU04:16668.1                      -31-

(including court costs and reasonable attorneys' and other experts' fees and expenses) (collectively, "Loss") to Purchaser or TFS, as the case may be, whatsoever resulting from or arising out of (i) any breach of any representation, warranty, covenant or agreement of Seller contained in
Section 3.1 of this Agreement, (ii) the failure of Seller to perform any of its obligations contained in Section 4.6 or Section 4.7 of this Agreement,
(iii) the failure of Seller to perform any of its other obligations contained in this Agreement, (iv) any environmental condition relating to the Business or the assets of TFS resulting from a Release of any Hazardous Substance, any violation of any environmental protection Law or Permit or any claims by third parties against TFS for damages or environmental cleanup or restoration with respect to the assets of TFS or the Business (collectively, "Environmental Matters"), (v) claims by any employee or former employee of TFS whose employment is terminated, or to be terminated, pursuant to the TFS Restructuring Plan, for the right to be employed by TFS, for lost salary, wages or other compensation, for health or medical benefits, for severance benefits or for post-retirement benefits, including pension benefits, to the extent that the actual aggregate amount of Losses relating thereto exceeds the amount of the provision for such Losses reflected on the Final Closing Balance Sheet and (vi) any liability or obligation, other than a liability or obligation specifically referred to in any of clause (iv) or (v) above, resulting from the ownership of assets of TFS or the operation of the Business by TFS or any of its predecessors prior to the Effective Closing Time that is not reflected on the Final Closing Balance Sheet (excluding the amounts of the provision reflected on the Final Closing Balance Sheet for the liabilities and obligations referred to in any of clause (iv) or (v) above); provided, however, that
(x) indemnification payments made by Seller in the aggregate pursuant to this Agreement shall in no event exceed the amount of the Purchase Price and (y) with respect to clause (iv) above, Seller shall not be liable or responsible to TFS or Purchaser for any Loss relating to any Environmental Matter to the extent, but only to the extent, of any such Loss that is caused exclusively by TFS or Purchaser after the Effective Closing Time, it being understood and agreed that, in order for Seller

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

to avail itself of the limitation of liability afforded by this clause (y), Seller shall have the burden of proving that TFS or Purchaser exclusively caused such Loss after the Effective Closing Time.
     (b) Subject to the conditions and limitations hereinafter set forth, including the limitations set forth in Section 8.13 hereof, from and after the Effective Closing Time Purchaser shall indemnify and hold harmless Seller from and against any and all Loss to Seller whatsoever resulting from or arising out of (i) any breach of any representation, warranty, covenant or agreement of Purchaser contained in this Agreement, (ii) the failure of Purchaser to perform any of its obligations under this Agreement or (iii) any claim of any third party against TFS which is related exclusively to any activity, event or condition occurring after the Effective Closing Time but prior to the date of publication of the termination of the Corporate Agreement, except for such claims for which Seller is otherwise liable or responsible in accordance with the terms of this Agreement; provided, however, that indemnification payments made by Purchaser in the aggregate pursuant to this Agreement shall in no event exceed the amount of the Purchase Price. (c) The sole and exclusive remedies for breach of the representations, warranties, covenants and agreements of Seller and Purchaser shall be (i) the payment of monetary compensation pursuant to the indemnification provisions set forth in Sections 7.1 and 7.2 and (ii) specific performance and injunctive relief of the covenants and agreements of Seller and Purchaser set forth in this Agreement. Each of Purchaser and Seller hereby waive any right to rescission with respect to the transactions contemplated by this Agreement. The sole and exclusive method of obtaining any of the remedies set forth in the preceding sentence shall be an arbitration conducted in accordance with
Section 7.3 hereof, provided that (i) a party hereto that is granted an arbitral award pursuant thereto shall be entitled to enforce such award in any court of competent jurisdiction as provided in Section 7.3(f) hereof and (ii) in the event that any party to this Agreement challenges the enforceability of the provisions of Section 7.3 hereof in a court of competent jurisdiction and such court determines that such provisions are not enforceable, then either

HOU04:16668.1                            -33-

Purchaser or Seller may seek any of the remedies set forth in the preceding sentence in any court of competent jurisdiction.
      7.2. Certain Procedures. In the event that either party to this Agreement (the "Claimant") desires to make a claim against the other (the "Indemnitor") under this Article VII, the Claimant shall give prompt written notice to the Indemnitor of any actions, suits, proceedings and demands at any time instituted against or made upon the Claimant and for which the Claimant claims a right to indemnification hereunder. The Claimant shall, at the time of giving such notice, if the Indemnitor shall agree that it would have responsibility to indemnify under this Article VII, give the Indemnitor full authority to defend, adjust, compromise or settle the action, suit, proceeding or demand on which such notice is based, in the name of the Claimant or otherwise as the Indemnitor shall elect unless, in the reasonable judgment of the Claimant, there is a conflict or potential conflict of interest between the Claimant and the Indemnitor in such action, suit or proceeding, in which event each of the Claimant and the Indemnitor (a) shall each have the right at its own expense and with counsel of its choosing to participate in the defense, adjustment, compromise or settlement thereof and (b) shall cooperate fully with the other in the defense, adjustment, compromise or settlement thereof. Without limiting the generality of the provisions of Section 7.1 hereof, in the event of any claims under Article VII hereof for indemnification, the Claimant shall advise the Indemnitor in writing of the amount (if known) and circumstances surrounding said claim; provided, that the failure by the Claimant to include an amount that is not known shall not prejudice the right to recover any amounts which the Claimant would otherwise be entitled to recover hereunder. With respect to liquidated claims, if within 30 calendar days the Indemnitor has not contested said claim in writing, the Indemnitor shall pay the full amount thereof in cash within 30 calendar days after the expiration of such period. With respect to any Loss for which Seller is obligated to pay or reimburse Purchaser pursuant to this Section 7.2, Purchaser may, at its option, elect to offset against the Remaining Purchase Price Amount and accrued interest thereon in accordance with the provisions specified in Section 2.1 hereof.

HOU04:16668.1
                                      -34-

        7.3  Arbitration.  (a) In the event that any  dispute arises under
Section 7.1 or Section 7.2 with respect to any claim for indemnification and such dispute has not been resolved by either agreement of the parties or by a final and nonappealable judgment of a court of competent jurisdiction, then any party may initiate an arbitration proceeding to resolve such dispute by giving written notice to the other party hereto and to the American Arbitration Association ("AAA"), 140 West 51st Street, New York, New York. Following the giving of such notice, the parties hereto shall arbitrate such dispute in an expeditious manner in accordance with
(i) the Arbitration Rules of the AAA (the "AAA Rules"), (ii) Articles 15 through 37 of the Arbitration Rules of the United Nations Commission on International Trade Laws (the "UNCITRAL Arbitration Rules") and (iii) the rules and procedures set forth below, it being acknowledged and agreed that the UNCITRAL Arbitration Rules and the rules and procedures set forth below modify and supplement the AAA Rules and, to the extent of any conflict among the AAA Rules, the UNCITRAL Arbitration Rules and the rules and procedures set forth, the following priority of application shall govern and control the subject matter of such conflict: first, the rules and procedures set forth below shall be applied in the event of any conflict with the AAA Rules or the UNCITRAL Arbitration Rules and, second, the UNCITRAL Arbitration Rules shall be applied in the event of any conflict with the AAA Rules.
     (b) Following  notice of an initiation of  arbitration  as provided in
Section 7.3(a), one or more arbitrators shall be appointed as provided below. In the event that the amount of the dispute (as determined by the amount of the claim made by the initiating party pursuant to the procedures set forth in the UNCITRAL Arbitration Rules) is less than 1,500,000 DM, then the arbitration shall be conducted by a single arbitrator appointed by the AAA who shall be neither a resident or citizen of either the United States or Germany and who shall be independent with respect to Purchaser and Seller. In the event that the amount of the dispute (as determined in the same manner as provided above) is equal to or in excess of 1,500,000 DM, then the arbitration shall be conducted by three arbitrators appointed in accordance with the following
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

procedures. Seller and Purchaser shall each designate one arbitrator, each of whom shall be independent with respect to the party appointing such arbitrator. Within thirty (30) days of notice of arbitration, Purchaser and Seller shall each notify the other of its chosen arbitrator. If either party shall refuse or neglect to appoint an arbitrator within thirty (30) days of notice of arbitration, the other party shall have the right to appoint the arbitrator that such party would have otherwise been entitled to appoint. The two arbitrators so chosen shall designate a third impartial arbitrator, who shall be neither a resident or citizen of either the United States or Germany and who shall be independent with respect to Purchaser and Seller, and the parties shall promptly proceed to arbitration. In the event that such impartial arbitrator is not designated within sixty (60) days after notice of arbitration, either party may request that the AAA designate such impartial arbitrator and, following such request, any arbitrator designated by the AAA shall act as the third arbitrator. Any such arbitration shall take place in Berlin, Germany and shall be conducted in the English language. The merits of any such dispute shall be construed in accordance with the substantive laws of the State of New York (without regard to principles of conflicts of laws thereof).
     (c) Prior to the arbitration hearing, each party to such proceeding shall have the right to discovery of any and all relevant evidence, including documents, witnesses and other types of evidence, which such party requests be produced. The arbitrators shall take such action to cause the production of such requested evidence within their power and authority (including issuing or obtaining subpoenas of documents, witnesses or other evidence), and any party to the proceeding that has the ability to produce such evidence shall cause such evidence to be produced, except in any case in which the arbitrators fairly determine such requested evidence is irrelevant to a determination of the merits of the dispute. Each party shall have the right to cross-examine any witness presented by the other party in a manner determined by the arbitrators to be sufficient to adequately challenge or verify, as the case may be, evidence presented by any such witness.

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

     (d) At any arbitration hearing, each party may make written and ora presentations to the arbitrators, present testimony, examine witnesses, and otherwise reasonably present its case. A stenographic record shall be made of any arbitration hearing. (e) All rulings, orders, and decisions in arbitration shall be in writing, and, in the case of an arbitration conducted by three arbitrators, shall be in accordance with the decision of the majority of the arbitrators with respect thereto. All such rulings, orders, and decisions shall contain full written justification therefor which shall include, as applicable, (i) written findings of fact in accordance with the evidence and the applicable provisions of this Agreement and (ii) a written decision in accordance with, and citing, such findings of fact and governing law. Any written decision of the arbitrator or arbitrators shall be signed by the arbitrator (in the case of a single arbitrator) or by a majority of the arbitrators (in the case of an arbitration conducted by a panel of three arbitrators). (f) Any written decision in arbitration issued in accordance with the foregoing rules and procedures, and any arbitral award made in connection therewith, may be entered and enforced in any court of competent jurisdiction. Any such decision shall be final and binding upon the parties, any arbitral award or awards granted pursuant to such decision shall be the only and exclusive remedy between the parties, and each party hereto hereby waives any right to appeal such decision insofar as such right may be waived by applicable law. Any arbitration award consisting of monetary amounts shall be made in German Marks and shall bear interest at 10% per annum until paid in full. Any arbitral award shall be paid or performed promptly by the party designated to so pay or perform such award. Any costs, fees or taxes involved in enforcing the award shall be fully assessed against the party resisting enforcement of such award. (g) The expenses of witnesses for either party shall be paid by the party producing such witnesses. All other expenses of the arbitration, including required travel and other expenses of the arbitrators, AAA representatives, and any witness and the cost of any proof produced at the direct request

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

of the arbitrator, shall be borne by the nonprevailing party in the arbitration unless the arbitrators assess such expenses or any part thereof against any specified party or parties in connection with the grant of an award.
                                   VIII.
                               MISCELLANEOUS
      8.1.  Termination.  Anything contained in this
Agreement to the contrary notwithstanding, this Agreement may be terminated at any time prior to the Effective Closing Time:
     (a) by the mutual written consent of Purchaser and Seller; or
     (b) by either Purchaser or Seller if the Closing shall not have occurred on or before December 31, 1995. In the event of termination of this Agreement under this Section 8.1, there shall be no further liability hereunder (other than as expressly provided by Section 4.3 and Section 8.4 hereof) on the part of either party hereto except liability arising out of a breach of this Agreement. The termination of this Agreement pursuant to this Section 8.1 shall become effective (A) in the case of a termination pursuant to Section 8.1(a), on the date the consent is executed by
Purchaser  and  Seller  and (B) in the case of a  termination  pursuant  to
Section 8.1(b) on the date notice is given by the
terminating  party to the other parties  hereto.
     8.2. Representations of Officers. Any representation made on behalf of a corporation which is a party hereto by an officer thereof specified on
Exhibit 8.2 attached hereto in any closing certificate or closing document shall be deemed to be a representation of such party.
     8.3. Notices. All notices and other communications required or permitted hereunder shall be in writing and, unless otherwise provided in this Agreement, shall be deemed to have been duly given when delivered in person or when dispatched by telegram or electronic facsimile transfer (confirmed in writing by mail simultaneously dispatched) or five business days after being mailed by registered or certified mail, return receipt requested, to the addressees at the addresses specified below:

HOU04:16668.1                       -38-

         (a)      If to Purchaser:

                  Continental Electronics Corporation
                  P.O. Box 270879
                  Dallas, Texas 75227-0879
                  Attn:  President
                  Facsimile Number:  (214) 388-2845

                  with a copy to:

                  Tech-Sym Corporation
                  10500 Westoffice Drive, Suite 200
                  Houston, Texas  77042-5391
                  Attn:  General Counsel
                  Facsimile Number:  (713) 780-3524

         (b)      If to Seller:

                  Daimler-Benz Aerospace AG Sensorsystems
                  89070
                  Ulm Germany
                  Attn:  Kai Siegfried
                  Facsimile Number:  (049) 731-392-4963

or to such other address or addresses as any such party may from time to time designate as to itself by like notice.
     8.4. Expenses. Except as otherwise expressly provided herein, each party hereto shall pay any expenses incurred by it incident to this Agreement and in preparing to consummate the transactions provided for herein, regardless of whether the transactions contemplated by this Agreement are consummated, except that Seller and Purchaser agree to each pay one-half of all costs associated with notarization of this Agreement and any related documents required to be delivered at Closing. In addition, Seller hereby acknowledges that Mr. Gary Von Kampen is acting as financial advisor to Seller and Seller shall be responsible for any and all fees payable to Mr. Von Kampen.
     8.5. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Seller, Purchaser and their respective successors, but neither Purchaser nor Seller may assign its rights or delegate its duties hereunder in whole or in part without the prior written consent of the other parties

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

hereto, which consent shall not be unreasonably withheld. No such assignment shall relieve the assigning party of its obligations or liabilities hereunder.
          8.6. Waiver. No action taken pursuant to this Agreement shall be deemed to constitute a waiver of compliance with any representations, warranties, covenants or agreements contained in this Agreement and shall not operate or be construed as a waiver of any subsequent breach, whether of a similar or dissimilar nature. No waiver of compliance with any representation, warranty, covenant or agreement contained in this Agreement shall be effective unless such waiver is in writing and is signed by all of the parties hereto.
          8.7. Entire Agreement. This Agreement supersedes any other agreement, whether written or oral that may have been made or entered into by Purchaser or Seller (or by any director, officer, representative or affiliate of such parties) relating to the matters contemplated hereby. This Agreement constitutes the entire agreement by and among the parties and there are no agreements or commitments except as expressly set forth herein.
          8.8. Amendments, Supplements, Etc. This Agreement may be amended or supplemented at any time by additional written agreements, as may mutually be determined by the parties hereto to be necessary, desirable or expedient to further the purposes of this Agreement, or to clarify the intention of the parties hereto, and the parties hereto shall cause any
such  additional   written  agreement  to  be  promptly   notarized.
          8.9. Limitations on Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any person, firm or corporation other than the parties hereto any rights or remedies under or by reason of this Agreement or any transaction contemplated hereby.
          8.10. Further Assurance.   After  the  Closing,  Seller  shall
from time to time, at Purchaser's reasonable request and at Purchaser's expense, execute and deliver to Purchaser such other instruments of


HOU04:16668.1                       -40-
conveyance and transfer and take such other action as Purchaser may reasonably request so as more effectively to sell, transfer, assign and deliver and vest in Purchaser title to and possession of the Shares in accordance with the terms of this Agreement.
          8.11. Applicable Law. This Agreement and the legal relations among the parties hereto shall be governed by and construed in accordance with the substantive laws of the State of New York, without giving effect to the principles of conflict of laws thereof.
          8.12 Titles and Heading. Titles and headings to sections herein are inserted for convenience of reference only, and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.
          8.13. Survival of Representations, Warranties and Covenants. The indemnification obligations of Seller shall continue (i) for a period of three (3) years after the Effective Closing Time with respect to the matters covered by Section 7.1(a)(i), (ii) for a period of six (6) years after the Effective Closing Time with respect to the matters covered by
Section 7.1(a)(ii), (iii) for a period of three (3) years after the Effective Closing Time with respect to the matters covered by Section 7.1(a)(iii), (iv) for a period ending on the later to occur of (a) the tenth (10th) anniversary of the Effective Closing Time or (b) the first
(1st) anniversary of the date that TFS vacates the premises currently leased by TFS pursuant to the AEG Lease Agreement with respect to the matters covered by Section 7.1(a)(iv), (v) for a period of four (4) years after the Effective Closing Time with respect to the matters covered by
Section 7.1(a)(v) and (vi) for a period of five (5) years after the Effective Closing Time with respect to the matters covered by Section 7.1(a)(vi); provided, however, that notwithstanding the foregoing, the indemnification obligations of Seller with respect to a breach or violation
of  the  representations  and  warranties   contained  in  Sections  3.1.11
(relating to tax matters) and 3.1.17 (relating to environmental matters) shall survive until the expiration of the statute of limitations applicable with respect to actions or proceedings that may be initiated or prosecuted by any third party or Governmental Agency; provided further that a specific claim for Losses pursuant to Section 7.1(a)

HOU04:16668.                        -41-
shall survive the expiration of the applicable limitation period set forth above if Purchaser asserts such claim for any such Losses, by giving written notice to Seller of such claim, prior to the expiration of the applicable limitation set forth above with respect to the subject matter of such claim. The indemnification obligations of Purchaser shall continue for a period of five (5) years after the Closing Date with respect to the matters covered by Section 7.1(b); provided that a specific claim for Losses pursuant to Section 7.1(b) shall survive the expiration of such five-year period if Seller asserts such claim for any such Losses, by giving written notice to Purchaser of such claim, prior to the expiration of such period. 8.14 Use of English Language. All certificates, reports, notices and other documents and communications given or delivered pursuant to this Agreement shall be in the English language or accompanied by a certified English translation thereof, except for any document or report not prepared specifically for purposes of this Agreement that was in existence on or prior to July 21, 1995.

HOU04:16668.1                            -42-

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their duly authorized representatives as of the day and year first above written.

                                    SELLER:
                                        DAIMLER-BENZ  AEROSPACE AG

                                        By:
                                        Name:

                                    Title:

                                    PURCHASER:
                                         CONTINENTAL ELECTRONICS CORPORATION

                                         By:
                                         Name:

                                    Title:

HOU04:16668.1
                                      -43-